Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO: Microfield Group, Inc.

As independent certified public accountants, we hereby consent to the inclusion in the foregoing Post-Effective Amendment No. 1 to Registration Statement on Form S-1 of our reports dated February 15, 2007 (which reports (1) express an unqualified opinion on the financial statements, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting), relating to the consolidated financial statements of Microfield Group, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

Mclean, Virginia
April 18, 2007